1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	Cargill, Incorporated P.O. Box 5625 • Minneapolis, MN 55440 Tel (952) 742.6000 • Fax (952) 742.7393 www.cargill.com	NEWS RELEASE

Contacts:	Steve Pickman, MGPI, (913) 367-1480, stevep@mgpingredients.com Sara Thurin Rollin, Cargill (952) 742-2275, st_rollin@cargill.com Jim Kubczak, Cargill, (319) 399-6690, jim_kubczak@cargill.com

FOR IMMEDIATE RELEASE:	MGP INGREDIENTS AND CARGILL ANNOUNCE JOINT INTRODUCTION OF NEW RESISTANT STARCH IDEAL FOR LOWER NET CARB APPLICATIONS

         ATCHISON, Kan. and MINNEAPOLIS, July 14, 2004 — MGP Ingredients, Inc. (MGPI/Nasdaq) and Cargill today announced a business alliance for the production and marketing of a new resistant starch product called Fibersym™ HA that is derived from high amylose corn and ideal for use in a wide array of lower net carbohydrate* food products.

         Under the business alliance, which has an initial term of five years, Cargill will manufacture Fibersym™ HA according to a patent licensed exclusively to MGPI and relating to the production of food-grade starch resistant to alpha-amylase. The new resistant starch will be marketed in the coming months by both companies under MGPI’s Fibersym™ brand name with all revenues from such sales recognized by MGPI. MGPI and Cargill will share profits from sales of the new product.

         “This alliance provides great opportunities for both companies as well as food manufacturers seeking a broader base of resistant starches for use in lower net carb applications,” said Mike Trautschold, executive vice president of marketing and sales at MGPI. “The arrangement combines MGPI’s licensed patented technology with Cargill’s diverse production capabilities.”

         “With increasing concerns about health and wellness, market interest in ingredients like Fibersym™ HA is growing because consumers are seeking products that are higher in fiber and lower in net carbs,” said R. Creager Simpson, president of Cargill Food & Pharma Specialties. “Fibersym™ HA when combined with Cargill’s other functional ingredients creates more options for food companies to enhance their lower net carb product development. This new resistant starch broadens Cargill’s existing lines of health-promoting ingredients such as ActiStar™ (a resistant maltodextrin), Oliggo-Fiber® inulin and our broad lines of polyols and soy protein products,” he said.

         “Driven by significant interest in lower net carbohydrate food products, demand for resistant starch has risen dramatically,” Trautschold said. “Based on this demand, we believe Fibersym™ HA will fulfill some unique customer requirements particularly in products which traditionally have a corn base. Further benefits can be achieved when used in conjunction with our Arise® line of specialty wheat protein isolates.”

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ADD 1—MGP INGREDIENTS AND CARGILL ANNOUNCE

         Formerly known as the MGPI FiberStar™ brand, MGPI’s line of resistant starches was recently renamed Fibersym™ to more effectively convey the line’s functional similarities to fiber rather than typical starches. Delivering more than 70 percent dietary fiber, Fibersym™ resistant starches greatly reduce net carbohydrate levels in foods. Applications cover a wide variety of products, including breads, tortillas, pizza crust, cookies, muffins, waffles, breakfast cereals, snack products and nutritional bars.

         Fibersym™ resistant starches also possess low water-holding capacity, allowing for high levels of inclusion with minimal formulation changes. Additionally, they possess a neutral flavor, smooth texture and white color and, as a result, do not detract from the desired taste, texture or appearance of finished products.

         Fibersym™ HA joins MGPI’s other resistant starches. These include a wheat-based resistant starch, Fibersym™ 70, that the company introduced to the market last summer, and a potato-based variety, Fibersym™ 80 ST, that MGPI launched two months ago.

         By the end of 2004, Cargill plans to begin producing and marketing tapioca-based resistant starches for use in food products. This product line expansion is possible through an exclusive, royalty-bearing sublicense based on the patent licensed exclusively to MGPI. The business alliance also gives Cargill the opportunity to participate with MGPI in future product innovations from corn and certain other plant sources.

         The arrangements between MGPI and Cargill are subject to termination if the products should be determined to be commercially unviable.

*Net carbohydrate is calculated by subtracting sugar alcohols and dietary fiber from total carbohydrate.

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About MGP Ingredients:
MGP Ingredients, Inc. is a pioneer in the development and production of specialty starches and proteins derived primarily from wheat. Through extensive research in protein and starch chemistry, MGPI is able to deliver innovative and highly functional ingredients that provide substantial benefits to customers and ultimately to the consumer. Headquartered in Atchison, Kan., the company also operates in Pekin, Ill. and Kansas City, Kan. For more information, visit http://www.mgpingredients.com.

AboutCargill:
Cargill Food & Pharma Specialties (F&PS), based in Minneapolis, is part of Cargill’s Food System Design initiative in which Cargill businesses work with customers to produce ingredient solutions for affordable, nutritious, convenient and appetizing consumer products. Cargill F&PS is a business unit of Cargill, an international provider of food, agricultural and risk management products and services. With 101,000 employees in 60 countries, the company is committed to using its knowledge and experience to collaborate with customers to help them succeed. For more information, visit http://www.cargillfoods.com or http://www.cargill.com.